Addendum A Notwithstanding the confidentiality provisions outlined in Section 8 of the Amended and Restated Employment Agreement (“the Agreement”), nothing in the Agreement restricts or prohibits You or the Company from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Securities and Exchange Commission, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. You do not need the prior authorization of the Company to engage in conduct protected by the preceding sentence, and You do not need to notify the Company that You have engaged in such conduct. /s/ Giuseppina C. Albo March 6th, 2024 Giuseppina C. Albo Date